EXHIBIT 99.4

Consent of Griffin Financial Group, LLC

We hereby consent to the use of our opinion letter dated March 27, 2015 to the Board of Directors of ARI Mutual Insurance Company (“ARI”), included as Appendix D to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of AmTrust Financial Services, Inc. (“AmTrust”), filed on May 20, 2015 (the “Registration Statement”), relating to the proposed transaction between ARI and AmTrust and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary—Recommendation of the ARI Board of Directors — Opinion of Financial Advisor,” “The Plan of Conversion — Background of the Plan of Conversion,” “The Plan of Conversion — Opinion of Financial Advisor to ARI’s Board of Directors,” and “The Plan of Conversion — ARI’s Board of Directors’ Recommendation — Reasons for the Conversion.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ GRIFFIN FINANCIAL GROUP, LLC

Reading, Pennsylvania
May 20, 2015